Exhibit 99

PO Box 1988 • 12 South Main Street Minot, North Dakota 58702-1988 701.837.4738 phone 701.838.7785 fax info@iret.com email	INVESTORS REAL ESTATE TRUST
PRESS RELEASE
DATE:  April 13, 2004 CONTACT:  Michelle R. Saari WEBSITE:  www.iret.com NASDAQ/NMS:  IRETS

FOR IMMEDIATE RELEASE:

INVESTORS REAL ESTATE TRUST ANNOUNCES OFFERING OF
1 MILLION PREFERRED SHARES

MINOT, ND - Investors Real Estate Trust (NASDAQ:  IRETS), or IRET, announced today the launch of an underwritten public offering of 1,000,000 shares of its Series A Cumulative Redeemable Preferred Shares of Beneficial Interest (liquidation preference $25.00 per share).

D.A. Davidson & Co. will be the sole managing underwriter of the offering.  The underwriters are expected to be granted a 30-day over-allotment option to purchase up to an additional 150,000 Series A preferred shares. The Series A preferred shares are being issued by IRET in a new financing.

A copy of the prospectus supplement and base prospectus related to the offering, when available, may be obtained from D.A. Davidson & Co, ATTN:  Syndicate Department, Eight Third Street North, Great Falls, Montana, 59401.

In a separate best efforts offering that commenced on April 7, 2004, IRET is also selling up to 1,200,000 of its shares of beneficial interest, or common shares, which are the functional equivalent of common stock, having the rights and preferences normally associated with common stock.  These common shares are being sold for $10.10 per share.  The common shares are also being issued by IRET in a new financing.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission.  This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the securities of IRET, nor shall there be any sale or an offer to buy these securities in any state in which such offer or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state.

About Investors Real Estate Trust:
IRET is a self-advised equity real estate investment trust and its business consists of owning and operating income-producing multi-family and commercial residential properties located primarily in the upper Midwest states of Minnesota and North Dakota.  Investors Real Estate Trust is based in Minot, North Dakota, and has an additional office in Minnetonka, Minnesota.

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